Exhibit 3.1

ONCOTHYREON INC.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Oncothyreon Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended and restated in its entirety to read as follows:

“4.1 The corporation shall have the authority to issue a total of 210,012,500 shares of capital stock divided into 3 classes as follows:

(a) Two Hundred Million (200,000,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

(b) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(c) Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the “Class UA Preferred Stock”). The powers of the Class UA Preferred Stock shall be as set forth in Article VI below.”

2. The foregoing amendments to the Certificate have been duly approved by the Corporation’s Board of Directors in accordance with Section 242 of the DGCL.

3. The foregoing amendments to the Certificate have been duly approved by the Corporation’s stockholders in accordance with Sections 211 and 242 of the DGCL.

4. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 6th day of June, 2014.

ONCOTHYREON INC.

By:	/s/ ROBERT L. KIRKMAN
Robert L. Kirkman
President and Chief Executive Officer

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